Exhibit 99.1

DURECT Announces Changes to its Board of Directors

Jay Shepard to join the Board effective September 26, 2013

Michael Casey to retire from the Board effective December 31, 2013

CUPERTINO, CA, September 27, 2013 /PRNewswire-FirstCall/ -- DURECT Corporation (Nasdaq: DRRX) today announced that Jay Shepard will join its Board of Directors effective September 26, 2013. Separately, Michael Casey has made the decision to retire from the Board of Directors effective December 31, 2013.

Mr. Shepard has over 30 years’ experience in the pharmaceutical, biotechnology and drug delivery fields. Mr. Shepard currently serves as an Executive Partner at Sofinnova Ventures. From 2010 until 2012, he was President and CEO of NextWave Pharmaceuticals, a pediatric focused therapeutics company which was acquired in November 2012 by Pfizer in a deal valued up to $700 million shortly after NextWave obtained FDA approval for Quillivant XR™, a treatment for Attention-Deficit Hyperactivity Disorder (ADHD). While serving at NextWave, Mr. Shepard maintained a strategic advisor relationship with Sofinnova Ventures, which he joined in 2008 as an Executive in Residence. Prior to Sofinnova Ventures, Mr. Shepard was President and CEO of Ilypsa, a nephrology therapeutics company acquired by Amgen for $420 million. He then helped with Ilypsa’s spin-out company, Relypsa, serving as interim President and CEO. Before Ilypsa, Mr. Shepard served as Vice President, Commercial Operations at Telik, where he was responsible for all activities related to market preparation toward the launch of the company’s lead oncology compounds. Previously, he was Vice President of ALZA Pharmaceuticals’ Oncology Business Unit, having held leadership positions of increasing responsibility in the establishment and operation of ALZA’s specialty pharmaceutical sales and marketing group. Mr. Shepard began his career in pharmaceutical sales and marketing at Ortho Pharmaceutical and Syntex Laboratories.

“We look forward to the commercial perspective Jay Shepard will bring to our Board of Directors as we evaluate and execute on the partnering, development opportunities and market introduction for our product pipeline,” said Dr. Felix Theeuwes, DURECT’s Chairman and Chief Scientific Officer. “Mike Casey has decided to retire from our Board at the end of the year in order to spend additional time pursuing personal interests. We have benefitted greatly from Mike Casey’s commercial insight during his 9 years of dedicated service as a member of the Board of Directors, and we thank him for his valuable counsel and strategic input to the Company.”

“This is a very exciting time for DURECT, given the February 2014 PDUFA date for POSIDUR™ and the other programs in development, and I look forward to assisting management and the Board of Directors as they face a number of strategic decisions around that pipeline,” stated Jay Shepard.

ABOUT DURECT CORPORATION

DURECT is a specialty pharmaceutical company developing innovative drugs for pain and other chronic diseases, with late-stage development programs including Remoxy®, POSIDUR™, ELADUR®, and TRANSDUR®-Sufentanil. DURECT’s proprietary oral, transdermal and injectable depot delivery technologies enable new indications and superior clinical/commercial attributes such as abuse deterrence, improved convenience, compliance, efficacy and safety for small molecule and biologic drugs. For more information, please visit www.durect.com.

DURECT Forward-Looking Statement

The statements in this press release regarding POSIDUR and its PDUFA date in February 2014, and the potential market introduction of other products in the company’s pipeline are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risk of adverse decisions by regulatory agencies, including product non-approval, delays and additional costs due to requirements imposed by regulatory agencies, the risk that the FDA will not complete review of the POSIDUR NDA by the PDUFA date, potential adverse effects arising from additional testing or use of POSIDUR, the potential that the data that we have generated may not be deemed sufficient by FDA or other regulatory agencies to support regulatory approval of POSIDUR, our potential inability to license rights to POSIDUR on commercially acceptable terms, or at all, and the risk of obtaining marketplace acceptance of POSIDUR, avoiding infringing patents held by other parties and securing and defending patents of our own, and managing and obtaining capital to fund our growth, operations and expenses. Further information regarding these and other risks is included in DURECT's Form 10-Q on August 6, 2013 under the heading “Risk Factors.”

NOTE: POSIDUR™, SABER®, TRANSDUR®, and ELADUR™ are trademarks of DURECT Corporation. Remoxy, POSIDUR, ELADUR and TRANSDUR-Sufentanil are drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities.

SOURCE:	DURECT Corporation
CONTACT:	Matthew J. Hogan, Chief Financial Officer, DURECT 408-777-4936